Consent of Independent Registered Public Accounting Firm Flotek Industries, Inc. Houston, Texas We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement of our report dated March 16, 2021, relating to the consolidated financial statements of Flotek Industries, Inc. as of and for the year ended December 31, 2020 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the caption “Experts” in the Prospectus. /s/ BDO USA, LLP Houston, Texas October 17, 2022 Exhibit 23.3